Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-163365

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 2010)

1,535,294 Shares of Common Stock

We are offering 1,535,294 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “BKYF.” On November 16, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $18.49 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement before you make your investment decision.

	Per Share	Total
Public offering price	$17.00	$26,099,998
Underwriting discount	$0.935	$1,435,500
Proceeds, before expenses, to us	$16.065	$24,664,498

The underwriter has the option to purchase up to 230,294 additional shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the common stock on or about November 22, 2010 only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager

Baird

The date of this prospectus supplement is November 17, 2010.

Table of Contents

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, and the underwriter, are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings from time to time. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Unless the context requires otherwise, references to “The Bank of Kentucky Financial Corporation”, “BKFC”, the “Company”, “we”, “our”, “ours” and “us” are to The Bank of Kentucky Financial Corporation and its subsidiaries.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

S-ii

Incorporation of Certain Documents By Reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriter sells all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009, including the information we incorporated by reference in our Form 10-K from our definitive Proxy Statement for our 2010 Annual Meeting of Shareholders;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and
•	Current Reports on Form 8-K filed with the SEC on February 23, 2010, April 29, 2010, August 23, 2010 and August 24, 2010.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

The Bank of Kentucky Financial Corporation
111 Lookout Farm Drive
Crestview Hills, Kentucky 41017
Telephone: (859) 371-2340
Attention: Treasurer and Assistant Secretary

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

S-iii

Special Cautionary Notice
Regarding Forward-Looking Statements

Certain statements contained in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by us with the SEC, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of us or our management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the risks identified in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2009, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as well as the following:

•	general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;
•	changes or volatility in the capital markets and interest rates may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet as well as our liquidity;
•	the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of our assets, or the availability and terms of funding necessary to meet our liquidity needs;
•	the impact of turmoil in the financial markets and the effectiveness of governmental actions taken in response, such as the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”), and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, including potentially higher Federal Deposit Insurance Corporation (“FDIC”) premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;
•	changes in the extensive laws, regulations and policies governing financial services companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder, could alter the business environment or affect operations for us or our subsidiary, The Bank of Kentucky, Inc.;
•	the potential need to adapt to industry changes in information technology systems, on which the Bank is highly dependent, could present operational issues or require significant capital spending;
•	competitive pressures could intensify and affect the Bank’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform; and
•	acquisitions may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated, or may result in unforeseen integration difficulties.

S-iv

Such forward-looking statements are meaningful only on the date when such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

S-v

Prospectus Supplement Summary

The following summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including the financial statements and the accompanying notes contained in such documents. Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Our Company

We are a bank holding company with approximately $1.5 billion in assets. Our business consists of holding and administering our interest in our subsidiary, The Bank of Kentucky, Inc. (the “Bank”). The Bank operates primarily in Boone, Campbell, Gallatin, Grant and Kenton counties in northern Kentucky and also in Greater Cincinnati, Ohio. The Bank’s operations consist of generating commercial, mortgage and consumer loans and accepting deposits from customers. The majority of our revenue is derived from the Bank’s loan portfolio. The loan portfolio is diversified and the ability of debtors to repay loans is not dependent upon any single industry. Further, the majority of the Bank’s loans are secured by specific items of collateral including business assets, real property and consumer assets.

Formed in 1990, the Bank provides financial service and other financial solutions through 31 offices located in northern Kentucky. The principal products produced and services rendered by the Bank are as follows:

•	Commercial Banking — The Bank provides a full range of commercial banking services to corporations and other business clients. Loans are provided for a variety of general corporate purposes, including financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and land development. The Bank also provides a wide range of deposit services, including checking, lockbox services and other treasury management services.
•	Consumer Banking — The Bank provides banking services to consumers, including checking, savings and money market accounts as well as certificates of deposits and individual retirement accounts. The Bank also provides consumers with electronic banking products like internet banking, debit cards and 47 ATMs. In addition, the Bank provides consumer clients with installment and real estate loans and home equity lines of credit.
•	Trust Services — The Bank offers specialized services and expertise in the areas of wealth management and trust. These services include the administration of personal trusts and estates as well as the management of investment accounts for individuals.

The majority of the Bank’s loan portfolio, approximately 77%, consists of loans secured with or by real estate. Loans secured with real estate are further broken down by loan type and borrower. Included in loans secured with or by real estate as of September 30, 2010 are:

•	Residential real estate loans — $260 million or 23% of loans. These loans are secured by residential properties, where the repayment comes from the borrower’s personal cash flows and liquidity, and collateral values are a function of residential real estate values in the markets we serve.
•	Commercial real estate loans — $374 million or 34% of loans. These loans are made to borrowers where the primary source of repayment is derived from the cash flows generated by the real estate collateral. These loans are secured by property such as apartment complexes, retail centers, and land which is being developed and sold.

•	Owner-occupied commercial real estate loans — $223 million or 20% of loans. These are loans secured by real estate where the operating business is the source of repayment. These properties serving as collateral are characterized as industrial, warehouse, or office.

Since February 13, 2009, we have participated in the United States Department of the Treasury’s (the “U.S. Treasury”) TARP Capital Purchase Program (“CPP”). Although the Bank’s and our capital ratios exceeded the minimum levels required for the Bank and us to be ranked well-capitalized, management decided to participate in the TARP CPP. We decided to participate in the TARP CPP to reinforce our strong capital position, advance the U.S. Treasury’s efforts to facilitate additional lending in the markets in which the Bank operates, maintain our competitive advantage over our less well-capitalized competitors, ensure sufficient capital to support future acquisitions and support our general operations. For additional information see “Capital Purchase Program” below.

Although we have experienced an increase in defaults and foreclosures, the levels have been significantly less than those seen in similarly situated banks in other regions of the country. This is due, in part, to the fact that our markets in northern Kentucky and greater Cincinnati did not experience as dramatic a rise in real estate values over the last several years as compared to markets in Florida and California. While our local markets have not been affected as severely as other markets, management continues to closely monitor developments in the real estate market because the majority of the loan portfolio is real estate related.

While the amount of resources devoted to the credit review function and working out problem loans has increased significantly since 2009, we did not make significant changes to our loan underwriting standards. We continue to make loans to qualified applicants that meet our traditional, prudent lending standards.

The Bank also completed two acquisitions in 2009. On December 11, 2009, the Bank completed the purchase of three banking offices of Integra Bank and a portfolio of selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office. This acquisition was consistent with the Bank’s strategy to strengthen and expand its northern Kentucky market share. On December 31, 2009, the Bank completed the purchase of the assets of Tapke Asset Management, LLC, an independent investment advisory firm, headquartered in Fort Wright, Kentucky, and its investment principals joined the Bank. This acquisition was consistent with the Bank’s strategy to strengthen and grow the trust department revenue, to diversify the Bank’s revenues and to give the Bank’s current customers access to more products and services backed by a team of investment professionals.

At September 30, 2010, we had total assets of $1.5 billion, net loans and leases of $1.1 billion, total deposits of $1.3 billion and total stockholders’ equity of $146.4 million.

Competition

There is significant competition within the banking and financial services industry in northern Kentucky, which is the primary market in which the Bank operates. Some of the institutions that compete with the Bank are among the largest financial institutions in the United States. Within the northern Kentucky and greater Cincinnati, Ohio markets, the Bank competes with approximately seven financial institutions with over $50 billion in total assets, as well as numerous state chartered banking institutions of comparable or larger size and resources and smaller community banking organizations.

The Bank’s ability to compete effectively is a result of being able to provide customers with desired products and services in a convenient and cost effective manner. We believe that we attract customers for commercial, consumer and mortgage banking as well as trust services by providing convenience, quality of service, personal contacts, availability of products and services and related pricing. The Bank continually reviews its products, locations, alternative delivery channels, and pricing strategies to maintain and enhance its competitive position. Management believes it can compete effectively as a result of local market knowledge and awareness of, and attention to, customer needs.

The June 2010 data set forth below is the most current data available from the FDIC at this time and represents those counties in which the Bank has reported market share for deposits.

Bank Deposit Market Share
($ in thousands)

Market(1)	June 2010 Deposits	Deposit Market Share
Boone County Kentucky	$439,915	21.8%
Campbell County Kentucky	170,510	13.1%
Gallatin County Kentucky	28,358	65.1%
Grant County Kentucky	61,581	22.2%
Kenton County Kentucky	601,404	27.4%

(1)	Source: FDIC

Third Quarter Results

The results of the third quarter and first nine months of 2010 reflect strong revenue growth and improving credit metrics. The 194% increase in diluted earnings per share for the third quarter of 2010 as compared to the same period in 2009 was the result of a 28% growth in revenue and a 13% reduction in the provisioning for loan losses as compared to the same period in 2009. The reduction in the provision for loan losses was accompanied by lower levels of non-performing loans from both the previous year and on a sequential basis from the second quarter of 2010. For the first nine months of 2010, diluted earnings per share increased 25%, with a 24% increase in revenue offsetting a 50% increase in the provision for loan losses. The third quarter of 2010 saw significant increases in net interest income (19%) and non-interest income (57%) as compared to the third quarter of 2009. The increase in net interest income was the result of both the growth in earning assets and a stronger net interest margin. The increase in non-interest income was aided by strong mortgage banking income. The increase in mortgage banking income was driven by extremely low interest rates, which have prompted a strong demand for home mortgage loan refinancing. On a sequential basis, the provision for loan losses of $3.5 million in the third quarter of 2010 was $1.0 million lower than the provision in the second quarter of 2010, and the net charge-offs on a sequential basis decreased 20%.

Our losses on other real estate owned during the third quarter of 2010 were $484,000 lower than losses on other real estate owned during the third quarter of 2009.

Two acquisitions that were completed in the fourth quarter of 2009 had a significant impact on our balance sheet and income statement as compared to the third quarter of 2009. The Bank completed the purchase of three banking offices of Integra Bank Corporation’s wholly owned bank subsidiary, Integra Bank N.A., located in Crittenden, Dry Ridge and Warsaw, Kentucky and a portfolio of selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office. This transaction added $76 million in deposits and $107 million in loans. The Bank also announced in the fourth quarter that investment professionals from Tapke Asset Management, LLC joined the Bank.

Capital Purchase Program

In February, 2009, pursuant to the TARP CPP, we issued to the U.S. Treasury 34,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount per share equal to $1,000 (“Series A Preferred Stock”), for an aggregate purchase price of $34 million. The Series A Preferred Stock has preferential dividend and liquidation rights over our common stock. The Series A Preferred Stock pays cumulative dividends quarterly at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances.

Prior to February 13, 2012, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, for so long as any shares of our Series A Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. The terms of the Series A Preferred Stock provide that we may not redeem the Series A Preferred Stock without regulatory approval. In conjunction with the purchase of the Series A Preferred Stock, the U.S. Treasury received a warrant (the “Warrant”) to purchase 274,784 shares of common stock. The exercise price on the Warrant is $18.56 per share. The Warrant has a term of 10 years and was immediately exercisable, in whole or in part, upon issuance.

Among other things, we may seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and Warrant. Our management will retain broad discretion in the allocation of net proceeds from this offering. See “Use of Proceeds.”

Corporate Information

Our principal executive offices are located at 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017 and our telephone number at that address is (859) 371-2340. We maintain an Internet website at www.bankofky.com. We are not incorporating the information on our website into this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. For a complete description of our common stock, see the information under the heading “Description of Common Stock” beginning on page S-20.

Common stock offered
1,535,294 shares (or 1,765,588 shares if the underwriter exercises in full its over-allotment option to purchase additional shares).
Common stock to be outstanding after this offering(1)
7,202,001 shares (or 7,432,295 shares if the underwriter exercises in full its over-allotment option to purchase additional shares).
Net proceeds
The net proceeds, after underwriting discount and estimated expenses, to us from the sale of the common stock offered will be approximately $24.4 million (or approximately $28.1 million if the underwriter exercises its over-allotment option in full).
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support the Bank, supporting asset and deposit growth, and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and Warrant. Our management will retain broad discretion in the allocation of net proceeds from this offering. See “Use of Proceeds.”
NASDAQ Global Market symbol
BKYF
Risk factors
Investing in our common stock involves risks. Before investing, you should consider carefully the matters set forth under “Risk Factors,” beginning on page S-7, for a discussion of the risks related to an investment in our common stock.

(1)	The number of shares of common stock that will be outstanding after the closing of this offering is based on 5,666,707 shares of common stock outstanding as of November 15, 2010, which does not include:
•	230,294 shares of common stock issuable pursuant to the underwriter’s over-allotment option;
•	1,583,635 shares of common stock reserved for issuance under existing stock options held by others; and
•	274,784 shares of common stock reserved for issuance upon the exercise of the Warrant issued in connection with the issuance of Series A Preferred Stock to the U.S. Treasury.

Selected Financial Data

The following selected financial data as of and for the nine-months ended September 30, 2010 and 2009 and fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 are derived from audited consolidated financial statements of the Company. The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

(Dollars In Thousands Except Per Share Amounts)	At or For Nine Months Ended September 30		At or For Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Earnings:
Total Interest Income	$45,940	$42,737	$62,750	$68,682	$75,713	$63,617	$50,755
Total Interest Expense	10,300	13,797	17,957	28,020	38,477	29,324	18,132
Net Interest Income	39,980	32,631	44,793	40,662	37,236	34,293	32,623
Provision for Loan Losses	12,500	8,325	12,825	4,850	1,575	1,700	1,825
Noninterest Income	15,172	11,900	16,616	14,768	14,043	11,788	9,085
Noninterest Expense	31,654	27,431	36,677	34,223	33,719	29,142	25,161
Income Before Income Taxes	10,998	8,775	11,907	16,357	15,985	15,239	14,722
Federal Income Taxes	3,000	2,343	3,147	5,016	4,854	4,787	4,595
Net Income	$7,998	$6,432	$8,760	$11,341	$11,131	$10,452	$10,127
Preferred stock dividend and discount	(1,539)	(1,283)	1,792	—	—	—	—
Net Income available to common stockholders	$6,459	$5,149	$6,968	$11,341	$11,131	$10,452	$10,127
Per Share of Common Stock Data:
Basic Earnings	$1.14	$0.92	$1.24	$2.02	$1.93	$1.79	$1.71
Diluted Earnings	1.14	0.91	1.23	2.02	1.93	1.78	1.70
Dividends Declared and Paid	0.56	0.56	0.56	0.54	0.46	0.38	0.30
Assets:
Total Investment Securities	240,557	153,732	214,567	119,212	168,299	118,954	94,375
Gross Loans	1,120,168	1,110,202	1,154,984	1,026,557	949,714	814,101	731,059
Allowance for Loan Losses	17,163	13,778	15,153	9,910	8,505	6,918	7,581
Total Assets	1,510,066	1,391,669	1,564,998	1,255,382	1,232,724	1,051,563	957,338
Noninterest Bearing Deposits	210,731	175,877	200,069	157,082	167,578	149,519	135,620
Interest Bearing Deposits	1,060,724	974,887	1,143,203	914,071	894,501	764,908	695,490
Total Deposits	1,271,455	1,150,764	1,343,272	1,071,153	1,062,079	914,427	831,110
Total Stockholders’ Equity	146,363	138,870	141,133	101,448	93,485	86,883	80,447
Other Statistical Information:
Return on Average Assets	.69%	.65%	.65%	.93%	.99%	1.08%	1.14%
Return on Average Equity	7.81%	6.63%	6.66%	11.80%	12.39%	12.58%	13.11%
Dividend Payout Ratio	.49%	.64%	45.16%	26.79%	23.83%	21.22%	17.54%
Capital Ratios:
Total Equity to Total Assets	9.69%	9.98%	9.02%	8.08%	7.58%	8.26%	8.40%
Tier 1 Leverage Ratio	8.95%	10.13%	8.94%	7.96%	7.91%	9.13%	9.21%
Tier 1 Capital to Risk-Weighted	10.03%	10.49%	9.42%	8.19%	8.34%	9.48%	9.79%
Total Risk-Based Capital to Risk-Weighted	12.80%	13.13%	12.02%	10.73%	10.12%	10.20%	10.66%
Loan Quality Ratios:
Allowance for Loan Losses
To Total Loans at year-end	1.53%	1.24%	1.31%	.97%	.90%	.85%	1.04%
Allowance for Loan Losses
To Nonperforming Loans at year end	90.95%	54.25%	59.28%	97.77%	97.33%	139.11%	83.81%
Net Charge-Offs to Average Net Loans	1.23%	0.57%	0.71%	0.35%	0.11%	0.30%	0.20%

Risk Factors

An investment in our common stock involves risk. You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompany prospectus and the documents incorporated by reference before you decide to buy our common stock. It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Associated with Our Business and Industry

We may not be permitted to repurchase the U.S. Treasury’s TARP CPP investment if and when we request approval to do so.

As described below under “Use of Proceeds”, we may seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant issued to the U.S. Treasury under the TARP CPP. There can be no assurance, however, that our request to repurchase the Series A Preferred Stock, when submitted, will be granted, and if so granted, when the Series A Preferred Stock will be repurchased. Until such time as the Series A Preferred Stock is repurchased, we will remain subject to the terms and conditions of that instrument, which, among other things, require us to obtain regulatory approval to pay semi-annual dividends on shares of our common stock in excess of $0.28 per share and, with some exceptions, to repurchase shares of our common stock. Further, our continued participation in the TARP CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation issues. These and any future oversight and legal requirements and implementing standards under the TARP CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on TARP CPP participants such as ourselves.

Our business depends upon the general economic conditions of the northern Kentucky and greater Cincinnati, Ohio area, and may continue to be adversely affected by downturns in the local economies in which we operate.

Our business operations are limited almost exclusively to the northern Kentucky and the greater Cincinnati, Ohio area, which is a small geographic area. As such, our business is closely tied to the general economic conditions of this area. Local economic conditions in this area have a significant impact on the demand for our products and services, as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of the Bank’s deposit funding sources.

A significant decline in general economic conditions could increase loan delinquencies, increase problem assets and foreclosure, increase claims and lawsuits, decrease the demand for the Bank’s products and services, or decrease the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power and the value of assets associated with problem loans and collateral coverage, thereby having a material adverse effect on our financial condition and results of operations.

A significant portion of our loans are secured by real estate and concentrated in the northern Kentucky and greater Cincinnati area, which may adversely effect our earnings and capital if real estate values decline.

Nearly 80% of our total loans are real estate interests (residential, nonresidential including both owner occupied and investment real estate, and construction and land development) concentrated in the northern Kentucky area and neighboring areas in greater Cincinnati, Ohio, a small geographic area. As a result, declining real estate values in the northern Kentucky and greater Cincinnati, Ohio markets as a result of the ongoing national economic recession could negatively impact the value of the real estate collateral securing such loans. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values in satisfaction of any nonperforming or defaulted loans, our earnings and capital could be adversely affected.

We are subject to intense competition in our market area, and our business will be adversely affected if we are unable to compete effectively.

BKFC and the Bank compete with national financial institutions, as well as numerous state chartered banking institutions of comparable or larger size and resources, smaller community banking organizations and a variety of nonbank competitors. The Bank competes for deposits with other commercial banks, savings associations and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. In making loans, the Bank competes with other banks, savings associations, consumer finance companies, credit unions, leasing companies and other lenders. Many of the institutions against whom we compete are national and regional banks that are significantly larger than us and, therefore, have significantly greater resources and the ability to achieve economies of scale by offering a broader range of products and services at more competitive prices than we can offer. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.

Our ability to compete successfully and to maintain and grow our profitability depends upon a number of factors, including: the ability to develop, maintain and build upon long-term customer relationships based on top-quality service, high ethical standards and safe, sound assets; the ability to continue to expand our market position through organic growth and strategic acquisitions; the scope, relevance and pricing of products and services offered to meet customer needs and demands; the rate at which we introduce new products and services relative to our competitors; and industry and general economic trends. Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely impact our financial condition and results of operation.

Our nonresidential real estate loans expose us to greater risks of nonpayment and loss than residential mortgage loans, which may cause us to increase our allowance for loan losses which would reduce our net income.

At September 30, 2010, $597 million, or 53%, of our loan portfolio consisted of nonresidential real estate loans. Nonresidential real estate loans generally expose a lender to greater risk of non-payment and loss than residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans expose us to additional risks because they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by collateral that may depreciate over time. These loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential mortgage loans. Because such loans generally entail greater risk than residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans, which would reduce our net income. Also, many of our nonresidential real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

We may require access to the capital and credit markets to conduct our business operations, and the unprecedented levels of volatility that have impacted such capital and credit markets could impair our access to the same.

From 2008 through 2010, the capital and credit markets have experienced extended volatility and disruption. In the third quarter of 2008, the volatility and disruption reached unprecedented levels. In some cases, the markets produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If these levels of market disruption and volatility continue, worsen or abate and then arise at a later date, our ability to access capital could be materially impaired. Our inability to access the capital markets could constrain our ability to make new loans, to meet our existing lending commitments and, ultimately, jeopardize our overall liquidity and capitalization.

In response to financial conditions affecting the banking system and financial markets and the potential threats to the solvency of investment banks and other financial institutions, the U.S. government has taken unprecedented actions. These actions include the government assisted acquisition of Bear Stearns by JPMorgan Chase, the federal conservatorship of Fannie Mae and Freddie Mac, and the plan of the U.S. Treasury to inject capital and to purchase mortgage loans and mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets or particular financial institutions. Investors should not assume that these governmental actions will necessarily benefit the financial markets in general, or us in particular. We could also be adversely impacted if one or more of our direct competitors are beneficiaries of selective governmental interventions (such as FDIC-assisted transactions) and we do not receive comparable assistance. Further, investors should not assume that the government will continue to intervene in the financial markets at all. Investors should be aware that governmental intervention (or the lack thereof) could materially and adversely affect our business, financial condition and results of operations.

Further decline in general economic conditions could require further additions to our allowance for loan losses, which would reduce our net income.

If our borrowers do not repay their loans or if the collateral securing their loans is insufficient to provide for the full repayment, we may suffer credit losses. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for loan losses based on a number of factors. If our assumptions and judgments are wrong, our allowance for loan losses may not be sufficient to cover our losses. If we determine that our allowance for loan losses is insufficient, we would be required to take additional provisions for loan losses, which would reduce net income during the period those provisions are taken. In addition, our regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or to charge off particular loans. Current economic conditions and their impact upon the northern Kentucky and greater Cincinnati, Ohio markets where our business is concentrated have caused us to continue to increase our allowance for loan losses during 2010. If current economic trends decline, we may experience higher than normal delinquencies and credit losses, resulting in further increases to our provisions for loan losses in the future and reduced net income.

Our accounting policies and estimates are critical to how we report our financial condition and results of operations, and any changes to such accounting policies and estimates could materially affect how we report our financial condition and results of operations.

Accounting policies and estimates are fundamental to how we record and report our financial condition and results of operations. Our management makes judgments and assumptions in selecting and adopting various accounting policies and in applying estimates so that such policies and estimates comply with generally accepted accounting principles in the United States, or GAAP.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, valuing an asset or liability or reducing a liability. We have established detailed policies and control procedures that are intended to ensure that these critical accounting estimates and judgments are well controlled and applied consistently. In addition, these policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, actual outcomes may be materially different from amounts previously estimated. For example, because of the inherent uncertainty of estimates, management cannot provide any assurance that the Bank will not significantly increase its allowance for loan losses if actual losses are more than the amount reserved. Any increase in its allowance for loan losses or loan charge-offs could have a material adverse effect on our financial condition and results of operations. In addition, we cannot guarantee that we will not be required to adjust accounting policies or restate prior financial statements. See “Allowance for Loan Losses” under “Item 1 Business” and “Critical Accounting Policies” under “Item 7 Management Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009.

Further, from time to time, the Financial Accounting Standards Board and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. The ongoing economic recession has resulted in increased scrutiny of accounting standards by legislators and our regulators, particularly as they relate to fair value accounting principles. In addition, ongoing efforts to achieve convergence between GAAP and International Financial Reporting Standards may result in changes to GAAP. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements or otherwise adversely effecting our financial condition or results of operation.

Our largest source of revenue (net interest income) is subject to interest rate risk.

The Bank’s financial condition and results of operations are significantly affected by changes in interest rates. The Bank’s earnings depend primarily upon its net interest income, which is the difference between its interest income earned on its interest-earning assets, such as loans and investment securities, and its interest expense paid on its interest-bearing liabilities, consisting of deposits and borrowings. Moreover, the loans included in our interest-earning assets are primarily comprised of variable and adjustable rate loans. Net interest income is subject to interest rate risk in the following ways:

•	In general, for a given change in interest rates, the amount of change in value (positive or negative) is larger for assets and liabilities with longer remaining maturities. The shape of the yield curve may affect new loan yields, funding costs and investment income differently.
•	The remaining maturity of various assets or liabilities may shorten or lengthen as payment behavior changes in response to changes in interest rates. For example, if interest rates decline sharply, loans may pre-pay, or pay down, faster than anticipated, thus reducing future cash flows and interest income. Conversely, if interest rates increase, depositors may cash in their certificates of deposit prior to maturity (notwithstanding any applicable early withdrawal penalties) or otherwise reduce their deposits to pursue higher yielding investment alternatives.
•	Repricing frequencies and maturity profiles for assets and liabilities may occur at different times. For example, in a falling rate environment, if assets re-price faster than liabilities, there will be an initial decline in earnings. Moreover, if assets and liabilities re-price at the same time, they may not be by the same increment. For instance, if the Federal Funds Rate increased fifty basis points, rates on demand deposits may rise by 10 basis points; whereas rates on prime-based loans will instantly rise 50 basis points.

Financial instruments do not respond in a parallel fashion to rising or falling interest rates. This causes asymmetry in the magnitude of changes to net interest income, net economic value and investment income resulting from the hypothetical increases and decreases in interest rates. Therefore, our management monitors interest rate risk and adjusts our funding strategies to mitigate adverse effects of interest rate shifts on our balance sheet. The Bank’s asset and liability management strategies designed to maintain a reasonable degree of interest rate sensitivity are more fully described in “Asset/Liability Management” under “Item 1 Business” and “Asset/Liability Management and Market Risk” under “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2009.

Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operation, liquidity or stock price.

There have been numerous actions undertaken by Congress, the U.S. Treasury, the FRB, the FDIC, the SEC and others in efforts to address the current liquidity and credit crisis in the financial industry that followed the sub-prime mortgage market meltdown which began in late 2007. These measures include the TARP CPP (under which the U.S. Treasury’s authority to make new investments expired on October 3, 2010); homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; a mandatory “stress test” requirement for banking institutions with assets in excess of $100 billion to analyze capital sufficiency and risk exposure; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to help stabilize the U.S. banking system.

The most recent of these actions was the passage into law on July 21, 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The Dodd-Frank Act represents a significant overhaul of many aspects of the regulation of the financial-services industry, addressing, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, and changes among the bank regulatory agencies. Many of these provisions are subject to further study, rulemaking and to the discretion of regulatory bodies, such as the Financial Stability Oversight Council.

While many of the provisions in the Dodd-Frank Act are aimed at financial institutions that are significantly larger than the Company or the Bank, there are provisions with which we will have to comply now that the Dodd-Frank Act has become law. For instance, we will be subject to a new assessment model from the FDIC based on assets, not deposits, and be subject to enhanced executive compensation and corporate governance requirements. Under the Dodd-Frank Act, our ability to count trust preferred securities in our Tier 1 regulatory capital also will be constrained. Because most aspects of this legislation will be subject to intensive agency rulemaking, including public comment periods prior to implementation over the next six to 18 months and beyond, it is difficult to predict at this time the complete extent of the effects that the Dodd-Frank Act will have on us. As rules and regulations are promulgated by the federal agencies responsible for implementing and enforcing the provisions in the Dodd-Frank Act, we will have to work to apply resources to ensure that we are in compliance with all applicable provisions, which may adversely impact our earnings. Furthermore, any current or future legislative or regulatory initiatives may not have their desired effect, or may have an adverse effect when applied to us.

Failure to meet any of the various capital adequacy guidelines which we are subject to could adversely effect our operations and could compromise the status of BKFC as a bank holding company.

BKFC and the Bank are required to meet certain regulatory capital adequacy guidelines and other regulatory requirements imposed by the FRB, the FDIC and the Department. If BKFC or the Bank should fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition and results of operations would be materially and adversely affected and could compromise the status of BKFC as a bank holding company. See “Regulatory Capital Requirements” under “Item 1 Business” for detailed capital guidelines for bank holding companies and banks.

Non-compliance with applicable laws and/or regulations, including the Bank Secrecy Act and USA Patriot Act, may adversely affect our operations and our financial results and could result in significant fines or sanctions.

Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on the Bank if they determine, upon examination or otherwise, that we have violated laws or regulations with which we or the Bank must comply, or that weaknesses or failures exist with respect to general standards of safety and soundness. Such enforcement may be formal or informal and can include, among other things, orders to take certain actions or to refrain from certain actions. The imposition of regulatory sanctions may have adverse effects on us, including a material impact on our financial condition. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities, and limit our ability to raise capital.

The USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent the institutions from being used for money laundering and terrorist activities. If certain activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury Department’s Financial Crimes Enforcement Network. These rules also require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts or conduct transactions, and require the filing of certain reports, such as those for cash transactions above a certain threshold. Financial institutions must also refrain from transacting business with certain countries or persons designated by the Office of Foreign Assets Control.

Non-compliance with laws and regulations such as these could result in significant fines or sanctions. These particular laws and regulations have significant implications for all financial institutions, establish new crimes and penalties, and require the federal banking agencies, in reviewing merger and acquisition transactions, to consider the effectiveness of the parties to such transactions in combating money laundering and terrorist activities. Even inadvertent non-compliance and technical failure to follow the regulations may result in significant fines or other penalties, which could have a material adverse impact on our business, financial condition, results of operations or liquidity.

The Bank could be held responsible for environmental liabilities relating to properties acquired through foreclosure, resulting in significant financial loss.

In the event the Bank forecloses on a defaulted commercial or residential mortgage loan to recover its investment, it may be subject to environmental liabilities in connection with the underlying real property, which could significantly exceed the value of the real property. Although the Bank exercises due diligence to discover potential environmental liabilities prior to acquiring any property through foreclosure, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during its ownership or after a sale to a third party. We cannot assure you that the Bank would not incur full recourse liability for the entire cost of any removal and cleanup on an acquired property, that the cost of removal and cleanup would not exceed the value of the property, or that the Bank could recover any of the costs from any third party. Losses arising from environmental liabilities could have a material adverse impact on our business, financial condition, results of operations, or liquidity.

We are subject to liquidity risk, which could disrupt our ability to meet our financial obligations.

Liquidity refers to our ability to ensure sufficient levels of cash to fund operations, such as meeting deposit withdrawals, funding loan commitments, paying expenses and meeting quarterly payment obligations under certain subordinated debentures issued by us in connection with the issuance of floating rate redeemable trust preferred securities issued by our unconsolidated trust subsidiary. The source of the funds for BKFC’s debt obligations is dependent on the Bank. If needed, the Bank has the ability to borrow term and overnight funds from the FHLB or other financial intermediaries. The Bank also has $203 million of securities designated as available-for-sale that can serve as sources of funds. In addition, in February 2009 we issued $34 million of Series A Preferred Stock to the U.S. Treasury as part of the TARP CPP, resulting in additional cash available to support the Bank’s capital position.

While management is satisfied that our liquidity is sufficient at September 30, 2010 to meet known and potential obligations, any significant restriction or disruption of our ability to obtain funding from these or other sources could have a negative effect on our ability to satisfy its current and future financial obligations, which could materially affect our financial condition.

BKFC is a bank holding company and its sources of funds are limited.

BKFC is a bank holding company and its operations are primarily conducted by the Bank, which is subject to significant federal and state regulation. Cash available to pay dividends to stockholders of BKFC is derived primarily from dividends paid by the Bank. As a result, BKFC’s ability to receive dividends or loans from its subsidiaries is restricted. Under federal law, the payment of dividends by the Bank is subject to capital adequacy requirements. The FRB and/or the FDIC prohibit a dividend payment by BKFC or the Bank that would constitute an unsafe or unsound practice.

The inability of the Bank to generate profits and pay such dividends to BKFC, or regulator restrictions on the payment of such dividends to BKFC even if earned, would have an adverse effect on the financial condition and results of operations of BKFC and BKFC’s ability to pay dividends to its stockholders.

In addition, since BKFC is a legal entity separate and distinct from the Bank, its right to participate in the distribution of assets of the Bank upon the Bank’s liquidation, reorganization or otherwise will be subject to the prior claims of the Bank’s creditors, which will generally take priority over the Bank’s stockholder.

Recent or future acquisitions by us may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

We regularly explore opportunities to acquire financial services businesses or assets and may also consider opportunities to acquire other banks or financial institutions. In 2007, we acquired FNB Bancorporation.

In 2009, we acquired certain banking offices and assumed certain deposit liabilities of Integra Bank, as well as adding the investment professionals of Tapke Asset Management, LLC to the Bank’s trust department. Difficulty in integrating an acquired business or company such as those described above or other businesses we acquire in the future may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence and/or other projected benefits. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

Some provisions contained in our articles of incorporation and our bylaws and under Kentucky law could deter a takeover attempt or delay changes in control or management of us.

Certain provisions of our articles of incorporation and bylaws may make it more difficult to acquire control of us by means of a tender offer, open market purchase, proxy fight or otherwise. For example, our articles require the affirmative vote of a majority of the outstanding voting power of the Company or, if the Board of Directors recommends against the approval of certain matters, including those enumerated here, by the holders of at least 75% of the voting power to, among other things, adopt (i) an amendment to the articles or bylaws, (ii) an agreement or merger or consolidation, (iii) a proposed combination or majority share acquisition involving the issuance of shares of the Company and requiring stockholder approval, and (iv) a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of our assets.

Additionally, certain provisions of the Kentucky Business Corporation Act that apply to us limit the ability of certain stockholders to engage in business combinations with the company in which they own shares.

Such provisions of our articles, bylaws and Kentucky law may have the effect of deterring takeovers or delaying changes in control or management of us. For further information on these and other provisions which may have similar effects, see “Description of Common Stock — Certain Anti-Takeover Effects” in this prospectus supplement.

The U.S. Treasury’s investment in us imposes restrictions and obligations limiting our ability to increase dividends, repurchase common stock or preferred stock and access the equity capital markets.

Unless we redeem all of the Series A Preferred Stock issued to the U.S. Treasury as part of the TARP CPP, or unless the U.S. Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the U.S. Treasury will be required for us to, among other things, increase common stock dividends or effect repurchases of common stock (with certain exceptions). We have also granted registration rights to the U.S. Treasury pursuant to which we have agreed to lock-up periods prior to and following the effective date of an underwritten offering of the Series A Preferred Stock, the Warrant or the underlying common stock held by the U.S. Treasury, during such time when we would be unable to issue equity securities.

The U.S. Treasury’s investment in us may dilute earnings, encumbers earnings to pay preferred dividends and requires us to accrue the related discount through earnings.

Full exercise of the Warrant issued to the U.S. Treasury as part of the TARP CPP will dilute our common stockholders by approximately 4.90%, based upon the approximately 5,666,707 shares of our common stock issued and outstanding as of September 30, 2010. Should the market value of our common stock increase above the exercise price of $18.56 per share of common stock prior to the exercise of the Warrant, accounting rules will require additional shares to be included in the fully diluted share count, and will effectively reduce reported diluted earnings per share to common stockholders. If the Warrant is exercised, dividends would become payable with respect to the newly issued shares. Likewise, in a scenario in which our management might prefer to repurchase the Warrant, if the market price of the common stock is significantly above the exercise price of the Warrant, the value of the Warrant would rise with the market price of the common stock. In such a scenario, a higher amount of cash would be needed to repurchase the Warrant, reducing capital surplus. Furthermore, a scenario involving early redemption of the Series A Preferred Stock issued to the U.S. Treasury will require the acceleration of the associated discount through earnings available for common stockholders. If not redeemed by February 15, 2014, the annual dividend payments on the Series A Preferred Stock will increase from 5.00% per annum to 9.00% per annum. If we are unable to redeem the Series A Preferred Stock at or prior to February 15, 2014, then this higher dividend rate may be financially unattractive to us relative to the cost of capital under the market conditions prevailing after that date.

In addition, we are required by accounting rules to accrete the deemed discount on the Series A Preferred Stock issued to the U.S. Treasury through earnings available to common stockholders. The discount will accrete through February 15, 2012 at an amount of approximately $365,000 annually, reducing earnings available to common stockholders. If we redeem the Series A Preferred Stock early, which we may request our regulators’ approval to do as described under “Use of Proceeds”, accretion of the remaining discount will be accelerated through earnings available to common stockholders at that time.

Any future FDIC premiums or special assessments will adversely impact our earnings.

On May 22, 2009, the FDIC adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $601,000 for the fiscal year ended December 31, 2009, to reflect the special assessment. Any further special assessments that the FDIC levies will be recorded as an expense during the appropriate period. In addition, the FDIC increased the general assessment rate and, therefore, our FDIC general insurance premium expense will increase compared to prior periods.

On November 12, 2009, the FDIC adopted regulations that require insured depository institutions to prepay on December 30, 2009 their estimated assessments for the fourth calendar quarter of 2009, and for all of 2010, 2011 and 2012. The new regulations base the assessment rate for the fourth calendar quarter of 2009 and for 2010 on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 on the modified third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Under the prepaid assessment rule, we were required to make a payment of approximately $6.7 million to the FDIC on December 30, 2009, and to record the payment as a prepaid expense, which will be amortized to expense over three years. In addition, the FDIC is required under the Dodd-Frank Act to amend its regulations to base deposit insurance assessments on an insured depository institution’s average consolidated total assets minus its average tangible equity, rather than on its deposit base.

Risks Related to This Offering and the Ownership of Our Common Stock

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, making it more difficult for you to resell your BKFC common stock at prices you find attractive and at the time you want. Factors include: actual or anticipated variations in our quarterly operating results; changes in recommendations or projections by securities analysts; operating and stock price performance of other companies deemed to be peers; news reports and perception in the marketplace regarding us, our competitors and/or the financial services industry as a whole; results of litigation; significant acquisitions or business combinations involving us or our competitors; and other factors, including those described in this “Risk Factors” section. For example, the existence of the Warrant to purchase up to 274,784 shares of our common stock at an exercise price of $18.56 per share and the potential for dilution or actual dilution the Warrant may cause, as described in detail below, may create volatility in the market price of our common stock.

In addition, our common stock also has a low average daily trading volume, which limits a person’s ability to quickly accumulate or quickly divest themselves of large blocks of our stock. Further, a low average trading volume can lead to significant price swings even when a relatively small number of shares are being traded.

Future sales of our common stock or other securities may dilute the value and adversely affect the market price of our common stock.

In many situations, our Board of Directors has the authority, without any vote of our stockholders, to issue shares of our authorized but unissued stock. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing stockholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur.

Our ability to pay dividends is limited by law and contract.

Our ability to pay dividends to our stockholders largely depends on the Company’s receipt of dividends from the Bank. The amount of dividends that the Bank may pay to the Company is limited by federal laws and regulations. The ability of the Bank to pay dividends is also subject to its profitability, financial condition and cash flow requirements. There is no assurance that the Bank will be able to pay dividends to the Company in the future. We may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business.

Use of Proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $24.4 million, after deducting the underwriting discount and our estimated offering expenses. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $28.1 million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, making investments at the holding company level, providing capital to support to the Bank, supporting asset and deposit growth, and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Among other things, we may also seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and the Warrant with the net proceeds of this offering and other cash available to us. We have not determined if, or when, we will seek the approval of our regulators to repurchase all or a portion of the Series A Preferred Stock and Warrant. Our management will retain broad discretion in the allocation of net proceeds from this offering.

Price Range of Common Stock and Dividends

Our common stock is listed on The NASDAQ Global Market under the symbol “BKYF.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on The NASDAQ Global Market.

	High	Low
2008
First Quarter	$25.75	$22.25
Second Quarter	22.50	19.00
Third Quarter	20.50	17.75
Fourth Quarter	23.00	17.55
2009
First Quarter	$21.99	$15.25
Second Quarter	28.24	17.49
Third Quarter	29.98	21.16
Fourth Quarter	23.54	18.13
2010
First Quarter	$22.44	$18.18
Second Quarter	20.99	14.65
Third Quarter	19.45	15.68
Fourth Quarter (through November 16, 2010)	18.49	16.00

Our Board of Directors declared cash dividends of $0.26 per share in March 2008, $0.28 per share in September 2008, $0.28 per share in March 2009, $0.28 per share in September 2009, $0.28 per share in March 2010 and $0.28 per share in September 2010.

On November 16, 2010, the last reported sale price of our common stock was $18.49 per share. On November 15, 2010, we had approximately 857 holders of record of our common stock.

We previously issued preferred securities and a Warrant to purchase our common stock to the Treasury. Prior to February 13, 2012, unless we have redeemed the Series A Preferred Stock or the Treasury has transferred the securities to a third party, the Treasury’s consent will be required for us to (i) increase our common stock dividend in excess of $0.28 per share or (ii) repurchase our common stock, other than in connection with benefit plans consistent with past practice.

In addition to the limitations described above, the future declaration of dividends by our Board of Directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Our ability to pay dividends depends primarily on the receipt of dividends from the Bank. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the Bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

Capitalization

The following table sets forth our capitalization as of September 30, 2010. Our capitalization is presented on a historical basis and on an as adjusted basis to give effect to the sale of 1,535,294 shares of common stock in this offering and assuming:

•	net proceeds of the offering are $24.4 million, after deducting the underwriting discount and estimated offering expenses and
•	the underwriter’s over-allotment option is not exercised.

The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement.

(In thousands)	September 30, 2010
	Actual	As Adjusted(1)
Liabilities:
Deposits	$1,271,455	$1,271,455
Short-term borrowings	36,175	36,175
Notes payable	44,766	44,766
Accrued interest payable and other liabilities	11,307	11,307
Total liabilities	$1,363,703	$1,363,703
Stockholders’ equity:
Preferred stock, no par value, $34,000 liquidation value; 100,000 shares authorized; 34,000 shares issued and outstanding	$33,490	33,490
Common stock, no par value; 15,000,000 shares authorized; 5,666,707 issued and outstanding, actual; 7,202,001 shares issued and outstanding, as adjusted	3,098	3,098
Additional paid in capital	5,656	30,095
Retained earnings	101,718	101,718
Accumulated other comprehensive income	2,401	2,401
Total stockholders’ equity	$146,363	170,802

(1)	If the underwriter exercises its over-allotment option in full, 1,765,588 shares of common stock would be sold, resulting in estimated net proceeds of $28.1 million and total stockholders’ equity would increase to $174.5 million.

Description of Common Stock

The following description of our common stock, without par value, or “common stock,” is a summary only and is subject to applicable provisions of the Kentucky Business Corporation Act, as amended (the “Kentucky Act”), and to our articles of incorporation, including all amendments through February 12, 2009 (“Articles”) and our second amended and restated by-laws (“By-laws”). You should refer to, and read this summary together with, our Articles and By-laws to review all of the terms of our common stock.

Our Articles provide that we may issue up to 15 million shares of our common stock, without par value. As of November 15, 2010, 5,666,707 shares of our common stock were issued and outstanding, plus an additional 1,858,419 shares of our common stock were reserved for issuance under existing stock options held by others, including under our stock purchase plan, and the Warrant we issued to the U.S. Treasury on February 13, 2009. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on The NASDAQ Global Market under the symbol “BKYF”.

Voting Rights

Each holder of shares of our common stock is entitled to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. The Board of Directors is not divided into classes. The number of directors may be fixed or changed from time to time by the stockholders or the directors as discussed below, but, in any event, can be no less than nine and no more than fifteen. Our directors are elected to one-year terms, and our stockholders elect all directors annually.

The size of the Board of Directors can be increased or decreased at any time within the range referenced above by: (i) the affirmative vote of the majority of the directors present at a meeting of directors, at which a quorum is present, or (ii) the affirmative vote of the holders of at least a majority of the outstanding voting power of the Company or, if the Board of Directors recommends against such a change, by the holders of at least 75% of the outstanding voting power of the Company at a meeting of stockholders, at which a quorum is present, called for the purpose of electing directors.

As permitted by law, the Articles provide that the holders of shares of our common stock do not have preemptive rights or the right to exercise cumulative voting in the election of directors.

Dividends, Liquidation and Other Rights

Holders of shares of our common stock are entitled to participate equally in dividends or other distributions when, as and if declared by the Board of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or shares of our common stock, unless the Company is insolvent or the dividend payment would render it insolvent.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our Board of Directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our stockholders.

In addition, the dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our Series A Preferred Stock described in the section entitled “Description of Preferred Stock — Description of Series A Preferred Stock” in the accompanying prospectus. In addition, the securities purchase agreement pursuant to which the U.S. Treasury purchased our Series A Preferred Stock contains limitations on the payments of dividends on our common stock from and after February 13, 2009 (including with respect to the payment of cash dividends in excess of $0.28 per share, which is the amount of the last quarterly cash dividend declared by us prior to February 13, 2009). Prior to the earlier of (i) February 13, 2012 and (ii) the date on which all shares of Series A Preferred Stock have been redeemed in whole or the U.S. Treasury has transferred the Series A Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our common stock other than regular quarterly cash dividends not exceeding $0.28 per share and dividends payable solely in common stock, without consent of the U.S. Treasury.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, shares of our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Computershare Investor Services LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Chapter 286 of the Kentucky Revised Statutes requires any “bank holding company,” as defined in Chapter 286, to obtain prior approval of the department of financial institutions before acquiring control of us or the Bank.

Certain Anti-Takeover Effects

Anti-Takeover Effects of Our Articles of Incorporation and By-laws. Our Articles and By-laws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our stockholders would be best served if any change in control results from negotiations with our directors.

If the Board of Directors recommends against any of the following, our Articles require the affirmative vote of the holders of shares entitling them to exercise not less than 75% of the voting power of BKFC to adopt any of the following, among others:

•	a proposed amendment to the Articles or By-laws;
•	an agreement of merger or consolidation providing for the proposed merger or consolidation of BKFC with or into one or more other corporations;
•	a proposed combination or majority share acquisition involving the issuance of shares of BKFC and requiring stockholder approval;
•	a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of BKFC; and
•	a proposed dissolution of BKFC.

In addition, our Articles and By-laws contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional stockholder approval, as described further in the section entitled “Description of Preferred Stock” in the accompanying prospectus;
•	certain notice procedures to be complied with by stockholders in order to make stockholder proposals or nominate directors; and
•	the omission of cumulative voting from our Articles, which omission is permitted under the Kentucky Act.

Anti-Takeover Effects of the Kentucky Business Corporation Act. The Kentucky Act includes a business combination statute (K.R.S. §§ 271B.12-200 to 271B.12-230) that applies to Kentucky corporations with 500 or more stockholders, including us. The business combination statute limits the ability of “interested shareholders” (owners of 10% or more of the company’s outstanding voting stock, or affiliates or associates of such owners) of a company to engage in business combinations with the company. If not previously approved by the Board of Directors, the interested stockholder may effect a business combination only after the expiration of a five-year standstill period and then only with the approval of 80% of the outstanding voting shares of the company and two-thirds of the outstanding voting shares not owned by the interested stockholder, or if the aggregate amount of consideration for the business combination satisfies certain fair price requirements.

Certain United States Federal Income Tax
Considerations For Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. This summary addresses only the U.S. federal income tax considerations relevant to non-U.S. holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). A capital asset for these purposes generally is property held for investment.

This description does not address tax considerations applicable to non-U.S. holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,
•	insurance companies,
•	real estate investment trusts,
•	regulated investment companies,
•	controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes,
•	foreign personal holding companies,
•	grantor trusts,
•	dealers or traders in securities or currencies or notional principal contracts,
•	tax-exempt entities,
•	certain former citizens or long-term residents of the United States,
•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,
•	persons subject to the alternative minimum tax,
•	persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes,
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or
•	pass-through entities.

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any foreign, U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock, or other tax considerations that may be relevant to holders of shares of our common stock in light of their personal circumstances.

As used in this discussion, a “non-U.S. Holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia),
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the tax status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the tax consequences to them (including the application and effect of any U.S. federal, state, local, foreign income, estate and other tax laws) of purchasing, owning or disposing of our common stock.

This summary is based upon the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. In addition, new Code sections or Treasury Regulations may be proposed and subsequently enacted, which could result in different effects on an investment in our stock than those effects discussed in this prospectus supplement. We undertake no obligation to publicly update or otherwise revise this summary whether as a result of new Treasury Regulations, Code sections, judicial and administrative interpretations or otherwise. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero, and thereafter as gain from the sale or exchange of common stock.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder, or in the case of an individual a fixed base in the U.S.) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding on dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;
•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during a specified period.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

In general, a corporation is a United States real property holding company if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required or was reduced by a treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and backup withholding generally are not required with respect to the payment of any proceeds from the sale or other disposition of shares of our common stock by a non-U.S. holder outside the U.S. through a foreign office of a foreign broker that does not have certain specific connections to the U.S. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Legislation

Recently enacted U.S. federal income tax legislation imposes withholding taxes on certain types of payments made after December 31, 2012 to foreign financial institutions and certain other non-U.S. entities. The withholding tax of 30% would apply to gross proceeds of a disposition of our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Prospective investors are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock, as well as the status of any related federal regulations.

The foregoing summary does not discuss all aspects of U.S. federal income or estate taxation that may be relevant to investors in light of their particular circumstances and income tax situation. Investors should consult their own independent tax advisors as to the specific tax consequences that would result from their acquisition, ownership and disposition of any common stock, including the application and effect of state and local, and other tax laws and the possible effects of changes in federal or other tax laws.

Certain ERISA Considerations

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, each a “plan,” to acquire or hold the common stock should consider whether an investment in the common stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In the case of an individual retirement account, a violation of these prohibited transaction rules could cause the individual retirement account to lose tax-exempt status. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (collectively, “Similar Laws”).

The acquisition or holding of the common stock by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the common stock is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the common stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless (i) such purchase or holding is eligible for the exemptive relief available under (A) a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or (B) a statutory exemption under Section 408(b) of ERISA and/or Section 4975(d) of the Code, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration, or (ii) there is some other basis on which the purchase and holding of the common stock is not prohibited. Each purchaser or holder of the common stock or any interest therein, and each person making the decision to purchase or hold the common stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which the purchaser or holder acquires its interest in the common stock to the date on which the purchaser or holder disposes of its interest in the common stock, that, by its purchase or holding of the common stock or any interest therein, (a) its purchase and holding of the common stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the common stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the common stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither the Company nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the common stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the common stock. Each purchaser and holder of the common stock or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the common stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the common stock on behalf of or with “plan assets” of any Plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement pursuant to an underwriting agreement with Robert W. Baird & Co. Incorporated. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase all of the shares of our common stock offered hereby.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below. We have granted to the underwriter a 30-day option to purchase up to 230,294 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;
•	there is no material adverse change in the financial markets or in our business; and
•	we deliver customary closing documents.

Commissions and Expenses.  The underwriter proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.561 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.100 per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriter may change the offering price, concessions and other selling terms. The underwriter’s compensation was determined through arms’ length negotiations between us and the underwriter.

The following table shows the per share and total underwriting discount and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Underwriting discount per share	$0.935	$0.935
Total underwriting discount	$1,435,500	$1,650,825
Proceeds to us (before expenses)	$24,664,498	$28,364,171

We estimate that the total expenses of this offering, exclusive of underwriting discount and commissions, will be approximately $225,000, and are payable by us.

Indemnity.  We have agreed to indemnify the underwriter, its affiliates, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act, and if we are unable to provide this indemnification to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreement.  We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of the underwriting agreement, without the prior written consent of Robert W. Baird & Co. Incorporated, directly or indirectly, not to (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or (ii) enter into any swap or any other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock or other securities, in cash or otherwise. The 90-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the last 17 days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restricted period will continue until the expiration of the 18-day period after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriter is not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriter without notice at any time. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriter and selected dealers, if any, who are qualified market makers on The NASDAQ Global Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock and extended through the completion of distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. However, if all independent bids are lowered below the bid of the passive market maker, the bid must then be lowered when specific purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriter and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriter.  Robert W. Baird & Co. Incorporated, including some of its affiliates, has performed and expects to continue to perform financial advisory and investment banking services for us in the ordinary course of its businesses, and may have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Ziegler & Schneider, P.S.C., Covington, Kentucky and certain other legal matters will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. Attorneys of Ziegler & Schneider, P.S.C. own shares of our common stock and have outstanding options to purchase additional shares of our common stock. Certain legal matters relating to the sale of the common stock offered hereby will be passed upon for the underwriter by Hogan Lovells US LLP, Washington, DC.

Experts

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

$50,000,000

The Bank of Kentucky Financial Corporation

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Purchase Contracts
Units
Warrants
Rights

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus having a total initial offering price not exceeding $50,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The Bank of Kentucky Financial Corporation’s common stock is traded on The NASDAQ Global Market under the symbol “BKYF”.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 6 of this prospectus and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated November 12, 2010.

Table of Contents

Prospectus

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About This Prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, common stock, preferred stock, purchase contracts, units and warrants, in one or more offerings. In addition, we may offer to our existing shareholders subscription rights, which may or may not be transferable, to purchase additional shares of our common stock. We may use the shelf registration statement to sell, in one or more offerings, up to $50,000,000 of any securities registered, in any combination in an offering amount. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Unless the context requires otherwise, references to “The Bank of Kentucky Financial Corporation”, “BKFC”, the “Company”, “we”, “our”, “ours” and “us” are to The Bank of Kentucky Financial Corporation and its subsidiaries.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and
•	Current Reports on Form 8-K filed with the SEC on February 23, 2010, April 29, 2010, August 23, 2010 and August 24, 2010.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

The Bank of Kentucky Financial Corporation
111 Lookout Farm Drive
Crestview Hills, Kentucky 41017
Telephone: (859) 371-2340
Attention: Treasurer and Assistant Secretary

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

Special Cautionary Notice
Regarding Forward-Looking Statements

Certain statements contained in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by us with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with our approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of us or our management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to,

•	general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;
•	changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;
•	the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of our assets, or the availability and terms of funding necessary to meet our liquidity needs;
•	the impact of turmoil in the financial markets and the effectiveness of governmental actions taken in response, such as the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”), and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, including potentially higher Federal Deposit Insurance Corporation (“FDIC”) premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;
•	changes in the extensive laws, regulations and policies governing financial services companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder, could alter our and the Bank’s business environment or affect operations;
•	the potential need to adapt to industry changes in information technology systems, on which the Bank is highly dependent, could present operational issues or require significant capital spending;
•	competitive pressures could intensify and affect the Bank’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform; and
•	acquisitions may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated, or may result in unforeseen integration difficulties.

Such forward-looking statements are meaningful only on the date when such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

Prospectus Summary

Under this shelf registration statement to which this prospectus is a part, we may sell up to $50,000,000 of securities, consisting of one or any combination or combinations of securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus describes the securities that may be offered.

We may offer any of the following securities or any combination of these securities from time to time:

•	senior debt securities;
•	subordinated debt securities;
•	common stock;
•	preferred stock;
•	purchase contracts;
•	units;
•	warrants; and
•	rights.

This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities

We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue senior and subordinated debt under separate indentures to be entered into by and between us and a trustee to be designated prior to the issuance of the debt securities. Debt securities may be convertible into shares of our common stock, as described in a prospectus supplement.

Common Stock

We may also offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Preferred Stock

We may also offer shares of our preferred stock and the applicable prospectus supplement will describe the terms of any such offer.

Purchase Contracts

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of our common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock, as the case may be, may be fixed at the time that purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or the purchase contracts.

Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Warrants

We may offer warrants to purchase our senior debt securities, subordinated debt securities, common stock, preferred stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe: the underlying securities; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise; the date after which the warrants are separately transferable; any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and any other specific terms.

We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

We may offer rights to our existing shareholders to purchase additional shares of our common stock or preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of our common stock or preferred stock, as the case may be, that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock, as the case may be. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any of our common stock or preferred stock, as the case may be not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.47	2.99	2.99	5.88	5.56	6.20	7.14
Including interest on deposits	1.67	1.43	1.44	1.58	1.41	1.51	1.80

For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before income tax expense and fixed charges. Fixed charges exclude interest on uncertain tax positions which is classified with income tax expense in the consolidated financial statements.

The Bank of Kentucky Financial Corporation

We are a bank holding company with approximately $1.510 billion in assets. Our business consists of holding and administering our interest in our subsidiary, The Bank of Kentucky, Inc. (the “Bank”). The Bank operates primarily in Boone, Campbell, Grant and Kenton counties in northern Kentucky and also in Greater Cincinnati, Ohio. The Bank’s operations consist of generating commercial, mortgage and consumer loans and accepting deposits from customers. The majority of our revenue is derived from the Bank’s loan portfolio. The loan portfolio is diversified and the ability of debtors to repay loans is not dependent upon any single industry. Further, the majority of the Bank’s loans are secured by specific items of collateral including business assets, real property and consumer assets.

Our principal executive offices are located at 111 Lookout Farm Drive, Crestview Hills, Kentucky 41017 and our telephone number at that address is (859) 371-2340. We maintain an Internet website at www.bankofky.com. We are not incorporating the information on our website into this prospectus, and neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

Use of Proceeds

We intend to use the net proceeds from the sales of the securities that may be offered under this prospectus as set forth in the applicable prospectus supplement.

Plan of Distribution

We may sell securities offered under this prospectus: through underwriters or dealers; through agents; or directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation: the initial public offering price; the names of any underwriters, dealers or agents; the purchase price of the securities; the use of proceeds to us from the sale of the securities; any underwriting discounts, agency fees, or other compensation payable to underwriters or agents; any discounts or concessions allowed or re-allowed or repaid to dealers; and the securities exchanges on which the securities will be listed, if any.

If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on The NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may enter into with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contributions with respect to payments that they may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement, as the case may be.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on The NASDAQ Global Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any of our common stock offered under this prospectus will be listed on The NASDAQ Global Market, subject to notice of issuance.

Each issue of a new series of debt securities, purchase contracts, units, warrants and rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, purchase contracts, units, warrants and rights is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related borrowings of securities. The third party in such sale transactions will be underwritten, and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such state securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

Description of Debt Securities

The debt securities we may offer will constitute senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under two separate indentures to be entered into between us and a trustee to be designated prior to the issuance of the debt securities. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The following summaries of certain provisions of the indentures are not complete and are qualified in their entirety by reference to the actual text of the indentures. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The provisions will be described in the applicable prospectus supplement.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $50,000,000 in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under “Subordination.”

Each prospectus supplement will specify the particular terms of the securities offered. These terms may include: the title of the securities; any limit on the aggregate principal amount of the securities; the priority of payments on the securities; the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities; the date or dates, or the method of determining the dates, on which the securities will mature; the interest rate or rates of the securities, or the method of determining those rates; the interest payment dates, the dates on which payment of any interest will begin and the regular record dates; whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid; any terms relating to the conversion of the securities into our common stock, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable; any sinking fund or similar provisions applicable to the securities; any mandatory or optional redemption provisions applicable to the securities; the denomination or denominations in which securities are authorized to be issued; whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series); information with respect to book-entry procedures; whether any of the securities will be issued as original issue discount securities; each office or agency where securities may be presented for registration of transfer, exchange or conversion; the method of determining the amount of any payments on the securities which are linked to an index; if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency; if other than the trustee, the identity of the registrar and/or paying agent; any defeasance of certain obligations by us pertaining to the series of securities; and any other specific terms of the securities.

Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

The designated paying agent in the United States for the securities we are offering is provided in the indentures as deemed incorporated by references.

Global Securities

The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected: change the stated maturity date of the security; reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security; change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable; impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date; reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture; modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture; adversely affect any rights of conversion; in the case of the subordinated indenture, alter the provisions regarding subordination of the subordinated debt securities in any way that would be adverse to the holders of those securities; reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or change our obligation to pay any additional amounts.

The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the indentures. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder.

With the trustee, we may modify and amend any indenture without the consent of any holder for any of the following purposes: to name a successor entity to us; to add to our covenants for the benefit of the holders of all or any series of securities; to add to the events of default; to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture; to establish the form or terms of securities of any series and any related coupons; to provide for the acceptance of appointment by a successor trustee; to make provision for the conversion rights of the holders of the securities in certain events; to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders; or to modify, eliminate or add to the provisions of any indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under any indenture:

•	In the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation.
•	Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless: the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities; the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy; the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment.

We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

The following will be events of default under the senior indenture with respect to the senior debt securities of a series: failure to pay any interest or any additional amounts on any senior debt security of that series when due, and continuance of such default for 30 days; failure to pay principal of, or any premium on, any senior debt security of that series when due; failure to deposit any sinking fund payment for a senior debt security of that series when due; failure to perform any of our other covenants or warranties in the senior indenture or senior debt securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of senior debt securities), which has continued for 90 days after written notice as provided in the senior indenture; acceleration of indebtedness in a principal amount specified in a supplemental indenture for money borrowed by us under this senior indenture, and the acceleration is not annulled, or the indebtedness is not discharged, within a specified period after written notice is given according to the senior indenture; certain events in bankruptcy, insolvency or reorganization of us or the Bank; and any other event of default regarding that series of senior debt securities.

Events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or the Bank.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the trustee under the applicable indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The senior debt securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt, if any.

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior debt, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities: any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced; any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy; any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

Description of Common Stock

For purposes of this section and the sections entitled “Certain Anti-Takeover Effects” and “Description of Preferred Stock,” the terms “we,” “our” and “us” refer only to BKFC and not its subsidiaries.

The following description of our common stock, without par value, or “common stock,” is a summary only and is subject to applicable provisions of the Kentucky Business Corporation Act, as amended (the “Kentucky Act”), and to our articles of incorporation, including all amendments through February 12, 2009 (“Articles”) and our second amended and restated by-laws (“By-laws”). You should refer to, and read this summary together with, our Articles and By-laws to review all of the terms of our common stock.

Our Articles provide that we may issue up to 15 million shares of our common stock, without par value. As of November 4, 2010, 5,666,707 shares of our common stock were issued and outstanding, plus an additional 1,858,419 shares of our common stock were reserved for issuance under existing stock options held by others, including under our stock purchase plan, and the warrant we issued to the U.S. Treasury on February 13, 2009. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on The NASDAQ Global Market under the symbol “BKYF”.

Voting Rights

Each holder of common shares is entitled to cast one vote for each common share held of record on all matters submitted to a vote of shareholders, including the election of directors. The Board of Directors is not divided into classes. The number of directors may be fixed or changed from time to time by the shareholders or the directors as discussed below, but, in any event, can be no less than nine and no more than fifteen. Our directors are elected to one-year terms, and our shareholders elect all directors annually.

The size of the Board of Directors can be increased or decreased at any time within the range referenced above by: (a) the affirmative vote of the majority of the directors present at a meeting of directors, at which a quorum is present, or (b) the affirmative vote of the holders of at least 75% of the outstanding voting power of the Company at a meeting of shareholders, at which a quorum is present, called for the purpose of electing directors.

As permitted by law, the Articles provide that the holders of common shares do not have preemptive rights or the right to exercise cumulative voting in the election of directors.

Dividends, Liquidation and Other Rights

Holders of common shares are entitled to participate equally in dividends or other distributions when, as and if declared by the Board of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or common shares, unless the Company is insolvent or the dividend payment would render it insolvent.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our Board of Directors may issue additional common shares or rights to purchase common shares without the approval of our shareholders.

In addition, the dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) described in the section entitled “Description of Preferred Stock — Description of Series A Preferred Stock.” In addition, the securities purchase agreement pursuant to which the U.S. Treasury purchased our Series A Preferred Stock contains limitations on the payments of dividends on our common stock from and after February 13, 2009 (including with respect to the payment of cash dividends in excess of $0.28 per share, which is the amount of the last quarterly cash dividend declared by us prior to February 13, 2009). Prior to the earlier of (i) February 13, 2009 and (ii) the date on which all shares of Series A Preferred Stock have been redeemed in whole or the U.S. Treasury has transferred the Series A Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our common stock other than regular quarterly cash dividends not exceeding $0.28 per share and dividends payable solely in common stock, without consent of the U.S. Treasury.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common shares may be transferred without any restrictions or limitations. The transfer agent and registrar for our common shares is Computershare Investor Services LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Chapter 286 of the Kentucky Revised Statutes requires any “bank holding company,” as defined in Chapter 286, to obtain prior approval of the department of financial institutions before acquiring control of us or the Bank.

Certain Anti-Takeover Effects

Anti-Takeover Effects of Our Articles of Incorporation and By-laws. Our Articles and By-laws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Our Articles require the affirmative vote of the holders of shares entitling them to exercise not less than 75% of the voting power of BKFC to adopt any of the following, among others:

•	a proposed amendment to the Articles or By-laws;
•	an agreement of merger or consolidation providing for the proposed merger or consolidation of BKFC with or into one or more other corporations;
•	a proposed combination or majority share acquisition involving the issuance of shares of BKFC and requiring shareholder approval;
•	a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of BKFC; and
•	a proposed dissolution of BKFC.

In addition, our Articles and By-laws contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, as described further in the section entitled “Description of Preferred Stock”;
•	certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors; and
•	the omission of cumulative voting from our Articles, which omission is permitted under the Kentucky Act.

Anti-Takeover Effects of the Kentucky Business Corporation Act.  The Kentucky Act includes a business combination statute (K.R.S. §§ 271B.12-200 to 271B.12-230) that applies to Kentucky corporations with 500 or more shareholders, including us. The business combination statute limits the ability of “interested shareholders” (owners of 10% or more of the company’s outstanding voting stock, or affiliates or associates of such owners) of a company to engage in business combinations with the company. If not previously approved by the Board of Directors, the interested shareholder may effect a business combination only after the expiration of a five-year standstill period and then only with the approval of 80% of the outstanding voting shares of the company and two-thirds of the outstanding voting shares not owned by the interested shareholder, or if the aggregate amount of consideration for the business combination satisfies certain fair price requirements.

Description of Preferred Stock

Pursuant to our Articles, our Board of Directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law), to designate and issue up to 100,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the number of shares constituting that series and the distinctive designation of that series;
•	the dividend rate on the shares of that series, whether dividends shall be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
•	whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
•	whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
•	whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
•	whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of our common stock or the share of any other series of preferred stock;
•	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of us, and the relative rights of priority, if any, of payment of shares of that series; and
•	any other relative rights, preferences and limitations of that series.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which the preferred stock may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the preferred stock receive would be subject to adjustment.

Certain Anti-Takeover Effects

Our Articles and By-laws, and the Kentucky Act, contain provisions that could have anti-takeover effects. Such anti-takeover effects are summarized in the section entitled “Description of Common Stock — Certain Anti-Takeover Effects” above.

Description of Series A Preferred Stock

On February 13, 2009, pursuant to the TARP Capital Purchase Program, we issued to the U.S. Treasury 34,000 shares of Series A Preferred Stock having a liquidation amount per share equal to $1,000 for an aggregate purchase price of $34 million. The Series A Preferred Stock has preferential dividend and liquidation rights over our common stock. The Series A Preferred Stock pays cumulative dividends quarterly at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to February 13, 2012, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series A Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. The terms of the Series A Preferred Stock provide that we may not redeem the Series A Preferred Stock without regulatory approval. The U.S. Treasury has indicated that we are permitted to redeem the shares of Series A Preferred Stock at any time, without penalty or the need to raise additional capital, subject to the U.S. Treasury’s consultation with the Federal Reserve Board.

Description of Purchase Contracts

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of our common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock, as the case may be, may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock or preferred stock, as the case may be, under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock, preferred stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the purchase contracts.

Description of Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Description of Warrants

For purposes of this section, the terms “we,” “our” and “us” refer only to BKFC and not to its subsidiaries.

We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, common stock, preferred stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable: the title of the warrants; the total number of warrants to be issued; the consideration for which we will issue the warrants, including the applicable currency or currencies; anti-dilution provisions to adjust the number of shares of our common stock or preferred stock, as the case may be, or other securities to be delivered upon exercise of the warrants; the designation and terms of the underlying securities purchasable upon exercise of the warrants; the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants; the dates on which the right to exercise the warrants will commence and expire; the procedures and conditions relating to the exercise of the warrants; whether the warrants will be in registered or bearer form; information with respect to book-entry registration and transfer procedures, if any; the minimum or maximum amount of warrants which may be exercised at any one time; the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security; the date on and after which the warrants and securities issued with the warrants will be separately transferable; a discussion of material United States federal income tax considerations; the identity of the warrant agent; and any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for our common stock or preferred stock will not have any rights of holders of common stock or preferred stock, as the case may be, purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the Commonwealth of Kentucky.

Description of Rights

For purpose of this section, the terms “we”, “our” and “us” refer only to BKFC and not to its subsidiaries.

The following briefly summarizes the general provisions of rights to purchase additional shares of our common stock or preferred stock, which we may issue. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

We may distribute rights, which may or not be transferable, to the holders of our stock or preferred stock, as the case may be, as of a record date set by our Board of Directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock, as the case may be, for every share of common stock or preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. No fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase our common stock or preferred stock, as the case may be, at a rate and price per share to be established by our Board of Directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

Our Board of Directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions.

The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as shareholders with respect to the common stock or preferred stock, as the case may be, for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such common stock or preferred stock has been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the common stock and preferred stock will be passed upon for us by Ziegler & Schneider, P.S.C., Covington, Kentucky, and certain legal matters with respect to the debt securities, purchase contracts, units, warrants and rights will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio.

Experts

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing.

1,535,294 Shares of Common Stock

Baird

November 17, 2010